  EXHIBIT 99.1

ENG Reports Q2 2022 Results

HOUSTON, TX, August 4, 2022 -- ENG (NASDAQ:ENG), a leading provider of innovative project delivery solutions for the energy industry, announced today that for the second quarter ended June 25, 2022 it reported a net loss of $1.5 million, or $(.04) per share, on revenue of $11.4 million, compared with a net loss of $4.3 million, or $(.14) per share, on revenue of $11.1 million for the second quarter ended June 26, 2021.

"We have seen steady growth in our bookings, revenue and backlog over the last four quarters, said chief executive Mark A. Hess. Our revenue was $5.9 million in Q3 last year, $7.0 million in Q4 last year, $7.4 million in Q1 this year and $11.4 million this quarter, for example. In addition, our backlog has more than doubled from $8.4 million at the end of Q3 last year to over $19 million at the end of this quarter.”

“These increases are very encouraging and show that the plans we put in place are producing the desired results, continued Mr. Hess. These increases have also allowed us to utilize our people more fully, which, in turn, contributed to the increased gross margin.”

“These results do not include revenues we expect to generate from our field service operations recently started in the Permian basin and the GTL technology that we recently acquired. We expect to deploy our first field service crew this month and expect crews and resulting revenue to increase over time. We signed an agreement in July granting the Dubai-based oilfield services company OiLSERV the rights to license our GTL technology in Iraq, Libya, Algeria, and the UAE and we are seeing a lot of interest for this solution from the region. We are completing the designs for our small-scale GTL plants and expect to deploy the first commercial unit early to mid next year.”

“I am satisfied with the many emerging developments here at ENG, as well as with the improved outlook in both the traditional and renewable energy markets,” said Mr. Hess. “These events, we believe, will directly facilitate our continuing recovery and propel ENG to steadily improving performance going forward.”

For the six months ended June 25, 2022, the company had a net loss of $5.1 million, or $(.15) per share, on revenue of $18.7 million, compared with a net loss of $4.2 million, or $(.15) per share, on revenue of $23.5 for the six months ended June 26, 2021.

ENG's $0.9 million decrease in six-month bottom line performance compared with the same period in 2021 was primarily due to a $4.8 million decrease in revenue and the related decrease in gross profit of $0.4 million, an increase in commercial segment costs and increased proposal activity expenses. The company’s decrease in six-month revenue compared to the first six months of 2021 was primarily due to the completion of several large commercial segment projects that were not renewed due to COVID-19 related restrictions. This decrease was partially offset by revenue from project awards with new customers.

Cash on hand at June 25, 2022 was $14.1 million with no long-term debt.

Basic and diluted weighted average shares at June 25, 2022 was 35,444,000 and 29,599,000 at June 26, 2021.

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The following is a summary of the income statements for the three- and six-month periods ended June 25, 2022 and June 26, 2021:

	For the Three Months Ended		For the Six Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Revenue	$11,355	$11,079	$18,721	$23,528
Gross profit	1,332	82	674	1,086
Selling, general and administrative expenses	2,890	4,264	5,733	6,825
Operating loss	(1,558)	(4,182)	(5,059)	(5,739)
Net loss	(1,533)	(4,256)	(5,153)	(4,210)

The following table illustrates the composition of the company's revenue and profitability for its operations for the three- and six-month periods ended June 25, 2022 and June 26, 2021:

	Three Months Ended				Three Months Ended
(amounts in thousands)	June 25, 2022				June 26, 2021
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit (Loss) Margin	Total Revenue	% of Total Revenue	Gross Profit (Loss) Margin	Operating Profit (Loss) Margin

Commercial	$9,203	81.0%	7.6%	(9.8)%	$9,157	82.7%	(2.2)%	(32.9)%
Government Services	2,152	19.0%	29.3%	21.3%	1,922	17.3%	14.7%	4.9%
Consolidated	11,355	100.0%	11.7%	(13.7)%	11,079	100.0%	0.7%	(37.7)%

	Six Months Ended				Six Months Ended
(amounts in thousands)	June 25, 2022				June 26, 2021
Segment	Total Revenue	% of Total Revenue	Gross Profit (Loss) Margin	Operating Profit (Loss) Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Loss Margin

Commercial	$14,606	78.0%	(1.5)%	(22.7)%	$19,206	81.6%	3.7%	(17.7)%
Government Services	4,115	22.0%	21.8%	12.3%	4,322	18.4%	8.6%	(0.6)%
Consolidated	18,721	100.0%	3.6%	(27.0)%	23,528	100.0%	4.6%	(24.4)%

The following table presents certain balance sheet items as of June 25, 2022 and December 25, 2021:

(amounts in thousands)	As of June 25, 2022	As of December 25, 2021
Cash and cash equivalents	$14,139	$19,202
Working capital	19,350	26,263

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ENGlobal Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Operating revenues	$11,355	$11,079	$18,721	$23,528
Operating costs	10,023	10,997	18,047	22,442
Gross profit	1,332	82	674	1,086

Selling, general and administrative expenses	2,890	4,264	5,733	6,825
Operating loss	(1,558)	(4,182)	(5,059)	(5,739)

Other income (expense):
Other income, net	21	6	31	1,690
Interest expense, net	(52)	(57)	(103)	(115)
Loss from operations before income taxes	(1,589)	(4,233)	(5,131)	(4,164)

Provision (benefit) for federal and state income taxes	(56)	23	22	46

Net loss	(1,533)	(4,256)	(5,153)	(4,210)

Basic and diluted loss per common share:	$(0.04)	$(0.14)	$(0.15)	$(0.15)

Basic and diluted weighted average shares used in computing loss per share:	35,444	29,599	35,337	28,573

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ENGlobal Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share amounts)

	June 25, 2022	December 25, 2021
ASSETS
Current Assets:
Cash	$14,139	$19,202
Trade receivables, net of allowances of $273 and $1,673	7,310	7,692
Prepaid expenses and other current assets	436	958
Payroll taxes receivable	2,003	3,065
Contract assets	5,645	4,177
Total Current Assets	29,533	35,094
Property and equipment, net	1,500	1,698
Goodwill	720	720
Intangible assets, net of accumulated amortization	2,746	—
Other assets
Right of use asset	4,001	4,251
Deposits and other assets	282	306
Total Other Assets	4,283	4,557
Total Assets	$38,782	$42,069

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$2,298	$2,001
Accrued compensation and benefits	2,252	2,183
Current portion of leases	1,293	1,389
Contract liabilities	2,332	2,054
Current portion of deferred payroll tax	537	537
Other current liabilities	207	667
Short-term contingent consideration	46	—
Short-term debt	1,218	—
Total Current Liabilities	10,183	8,831

Long-term contingent consideration	1,309	—
Long-term debt	—	1,035
Long-term leases	3,682	4,012
Total Liabilities	15,174	13,878
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 35,802,313 shares issued and outstanding at June 25, 2022 and 35,230,675 shares issued and outstanding at December 25, 2021	36	35
Additional paid-in capital	57,972	57,403
Accumulated deficit	(34,400)	(29,247)
Total Stockholders’ Equity	23,608	28,191
Total Liabilities and Stockholders’ Equity	$38,782	$42,069

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ENGlobal Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Six Months Ended
	June 25, 2022	June 26, 2021
Cash Flows from Operating Activities:
Net loss	$(5,153)	$(4,210)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	368	187
Share-based compensation expense	111	107
Changes in current assets and liabilities, net of acquisition:
Trade accounts receivable	382	1,217
Contract assets	(1,468)	1,190
Other current assets	1,608	(1,234)
Accounts payable	297	(164)
Accrued compensation and benefits	69	(569)
Contract liabilities	278	(698)
Income taxes payable	(27)	(54)
Other current liabilities, net	(433)	(347)
Net cash used in operating activities	$(3,968)	$(4,575)

Cash Flows from Investing Activities:
Asset acquisition, net of cash acquired	(937)	—
Property and equipment acquired	(92)	(88)
Net cash used in investing activities	$(1,029)	$(88)

Cash Flows from Financing Activities:
Issuance of common stock, net	—	20,052
At-the-market offering costs	(67)	—
Payments on finance leases	(182)	(55)
Interest on PPP loan	—	25
Proceeds from revolving credit facility, net	183	110
Net cash provided by (used in) financing activities	$(66)	$20,132
Net change in cash	(5,063)	15,469
Cash at beginning of period	19,202	13,706
Cash at end of period	$14,139	$29,175

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$98	$115
Right of use assets obtained in exchange for new operating lease liability	$354	$256
Cash paid during the period for income taxes (net of refunds)	$48	$151
Asset acquistion, common stock issued	$525	—

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For further information on ENG's second quarter 2022 financial results, please refer to its Form 10-Q filing on the company's website at www.englobal.com, or on the SEC's website at www.sec.gov.

Conference Call

Management will host a conference call at 9:00 am Eastern time today to discuss ENG’s second quarter 2022 financial results, provide updates on potential contract awards, and discuss the company's growth outlook for the remainder of the year.

To participate in the conference call, please dial in five to ten minutes before the call: (Toll Free) 888-506-0062 domestically, or 973-528-0011 internationally. Entry code: 712824.

The conference call will also be broadcast live over the Internet and can be accessed at:

https://www.webcaster4.com/Webcast/Page/2272/46147

The teleconference replay will be available shortly after the completion of the live event through 9:00 am Eastern time on August 11, 2022. You may access the replay by dialing (Toll Free) 877-481-4010 domestically, or 919-882-2331 internationally, and referencing conference ID 46147.

You may also access the replay by visiting the company's web site:

 https://www.englobal.com/investors/events-and-presentations/

About ENG

ENG (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENG operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction and integration of automated control systems as a complete packaged solution for its clients. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.englobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENG's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

Click here to join our email list: https://www.englobal.com/investors/

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CONTACT:

Market Makers - Investor Relations

Jimmy Caplan

512-329-9505

Email: jimmycaplan@me.com

Market Makers - Media Relations

Rick Eisenberg

212-496-6828

Email: eiscom@msn.com

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